                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   __Form 10-K and Form 10-KSB __ Form 20-F  __ Form 11-K

   X Form 10-Q and Form 10-QSB __ Form N-SAR

         For Period Ended: September 30, 2003.

         [ ]  Transition Report on Form 10-K

         [ ]  Transition Report on Form 20-F

         [ ]  Transition Report on Form 11-K

         [ ]  Transition Report on Form 10-Q

         [ ]  Transition Report on Form N-SAR

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If  the  notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

                                     PART I

                             REGISTRANT INFORMATION

Full Name of Registrant: GREENS WORLDWIDE INCORPORATED

Former Name if Applicable: N/A

                      Address of Principal Executive Office

Street and Number:            2111 E. Highland Avenue, Suite 210

City, State and Zip Code:     Phoenix, AZ 85016

                                     PART II

                             RULES 12B-25(b) AND (c)

If  the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed.  (Check box if appropriate)

[X]       (a)    The reasons described in reasonable detail in Part III of  this form could not be eliminated without unreasonable effort or expense;

[X]       (b)   The subject annual report, semi-annual report, transition report on  Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or  before the fifteenth calendar day following the prescribed due date; or  the subject  quarterly report or transition report on Form 10-Q, or portion  thereof will  be filed on or before the fifth calendar day following the prescribed  due date; and

[ ]      (c)   The accountant's statement or other exhibit required by RULE 12b-

25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

State  below in reasonable detail the reasons why the Form 10-K and Form 10-KSB,

11-K,  20-F,  Form  10-Q  and Form 10-QSB, N-SAR, or the  transition  report  or portion thereof could not be filed within the prescribed period.  (Attach  extra sheets if needed)

The Company’s auditors required additional time to complete its review due to the Company ceasing operations of its putting facility and pro-shop on October 31, 2003.

                                     PART IV

                                OTHER INFORMATION

(1)   Name  and  telephone  number  of person  to  contact  in  regard  to  this notification.

Margaret Eardley            602           957-2777

(Name)                   (Area Code)    (Telephone Number)

(2)   Have all other periodic reports required under Section 13 or 15(d) of  the

Securities Exchange Act of 1934 or Section 30 of the Investment Company  Act  of

1940  during  the  preceding  12 months (or for such  shorter  period  that  the registrant was required to file such reports) been filed?

If the answer is no, identify report(s).     [X] Yes [  ] No

(3   Is it anticipated that any significant change in results of operations from the  corresponding  period for the last fiscal year will  be  reflected  by  the earnings  statements  to be included in the subject report or  portion  thereof?

[ ] Yes [X] No

If  so,  attach  an explanation of the anticipated change, both narratively  and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

GREENS WORLDWIDE INCORPORATED

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                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 11/17/03

     By: /s/Margaret M. Eardley

--------------------------------   ------------------------------

                                   Name: Margaret M. Eardley

                                   Title: Acting Chief Financial Officer